Exhibit 10.22
Twelfth Amendment to License Agreement
This Twelfth Amendment to License Agreement (“Twelfth Amendment”) is dated October 2, 2023 (“Effective Date”) and entered into by and between Prime Medicine, Inc. (“Licensee”) and MIL 21E, LLC (“Licensor”).
WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated March 16, 2020, as amended by that certain First Amendment to License Agreement dated August17, 2020, as amended by that certain Second Amendment to License Agreement dated October 21, 2020, as amended by that certain Third Amendment to License Agreement dated May 24, 2021, as amended by that certain Fourth Amendment to License Agreement dated July 27, 2021, as amended by that certain Fifth Amendment to License Agreement dated December 20, 2021, as amended by that certain Sixth Amendment to License Agreement dated April 5, 2022, as amended by that certain Seventh Amendment to License Agreement dated May 27, 2022, as amended by that certain Eighth Amendment dated June 21, 2022, as amended by that certain Ninth Amendment dated March 17, 2023, as amended by that certain Tenth Amendment dated April 14, 2023, as amended by that certain Eleventh Amendment dated May 4, 2023 (collectively “License Agreement”);
WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;
WHEREAS, Licensor and Licensee desire to amend the License Agreement in certain respects as set forth herein; and,
WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Twelfth Amendment, have the same meaning as set forth in the License Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the License Agreement agree as follows:
1.Lab Bench Premises and Lab Bench Term. Section 2(a) of the Licensed Agreement is hereby modified be adding the following new sentence to the end of the Section:
The parties acknowledge and agree to extend the Lab Bench Expiration Date such that it shall now be defined as March 14, 2025. For the avoidance of doubt, it is acknowledged and agreed that in the event Licensee elects the Early Termination as defined in the Sixth Amendment to License Agreement that the Lab Bench Expiration Date shall be accelerated pursuant to the terms of such election.
2.License Fee. The following shall be added to the end of Section 3(a) of the License Agreement:
For the avoidance of doubt Licensee shall pay Licensor the Lab Bench Premises Fee, in addition to all other fees due pursuant to the License Agreement, through the Lab Bench Expiration Date as defined in this Twelfth Amendment, all as shown on Schedule A attached hereto.
3.Ratification. Except as amended herein, all terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
4.Counterparts. This Twelfth Amendment to License Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Twelfth Amendment as of the Effective Date.

LICENSOR	LICENSEE

/s/ Brian Taylor	/s/ Keith Gottesdiener
By: Brian Taylor	By: Keith Gottesdiener
Title: Executive VP of Biopharma Solutions	Title: President and CEO

Schedule A

Start	End	License Fee
4/15/2023	12/14/2023	$706,000.00
12/15/2023	3/14/2024	$706,400.00
3/15/2024	4/14/2024	$728,000.00
4/15/2024	3/15/2025	$734,240.00